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                                                               EXHIBIT 5





                                          June 21, 1995



The Advest Group, Inc.
One Commercial Plaza
280 Trumbull Street
Hartford, Connecticut  06103

Members of the Board of Directors:

  I have acted as counsel with respect to the Registration Statement on Form S-8 under the Securities Act of 1993, as amended, as filed by The Advest Group, Inc. (the "Company") with the Securities and Exchange Commission, relating to 204,407 shares, 128,410 shares and 36,797 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") to be issued upon exercise of options granted, respectively, under the Company's 1990, 1991 and 1992 Top Account Executive Stock Option Plans; 500,000 shares of such Common Stock to be issued upon exercise of options granted under the Company's 1993 Stock Option Plan (the "1993 Plan") and 50,000 shares of such Common Stock to be issued upon exercise of options granted under the Company's 1994 Non-Employee Director Stock Option Plan (collectively, the "Plans").

  As Assistant General Counsel of the Company, I am familiar with and have examined the Plans, the minutes of the corporate proceedings of the Board of Directors of the Company and such other documents as I have deemed necessary or advisable for the purposes of this opinion.

  Based upon the foregoing, I am of the opinion that the shares to be issued under the Plans will, when so issued upon receipt of the consideration specified in the respective Plan, be validly issued, fully paid and non-assessable (assuming that, at the time of such issuance, the Company has a sufficient number of authorized and unissued shares available for such issuance).

  I hereby consent to the use of this opinion as Exhibit 5 to the aforesaid Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the







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The Advest Group, Inc.
June 21, 1995
Page 2


Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,



                              David A. Horowitz, Esq.